Exhibit 99.1

AN2 Therapeutics Reports First Quarter 2025 Financial Results and Recent Business and Scientific Highlights

Cash, cash equivalents, and investments of $78.5 million at March 31,2025 and cash runway anticipated to fund operations into 2028

Menlo Park, CA – May 13, 2025 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the first quarter ended March 31, 2025.

“As we look ahead to the remainder of 2025, we are poised to advance our pipeline leveraging our boron chemistry platform, which has the potential to address serious unmet needs of patients. We have high-impact clinical programs for Chagas disease and melioidosis, enabling data for potential development of epetraborole in NTM lung disease caused by M. abscessus, and an emerging portfolio of oncology programs that includes ENPP1 and PI3Kα for solid tumor indications, where our boron chemistry platform has potential for best-in-class molecules,” said Eric Easom, Co-founder, Chairman, President and CEO. “We remain committed to maintaining a disciplined approach to capital allocation, including using non-dilutive funding to leverage our infrastructure and capabilities for generating near and long-term growth for our shareholders with multiple pathways to success.”

First Quarter & Recent Business Updates:

Chagas Disease

The Company has initiated start up activities for a Phase 1 first in human clinical study of its product candidate, AN2-502998, which has curative potential for chronic Chagas disease, and expects to complete this trial in the second half of 2025. Chagas is an infectious disease caused by the parasite Trypanosoma cruzi (T. cruzi), which affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S. Left untreated, chronic Chagas disease can result in a lifelong infection that silently damages the heart and digestive system, potentially resulting in heart failure, stroke, or sudden death. AN2-502998 is a boron-based small molecule therapeutic candidate with the same mechanism of action (CPSF3) as acoziborole, a related benzoxaborole that demonstrated ~95% cure rate in a Phase 2/3 trial (DNDi/Sanofi) after a single oral dose for human African trypanosomiasis (sleeping sickness), a related disease caused by trypanosome parasites. AN2-502998 is the only compound, of which the Company is aware, to have demonstrated curative activity in non-human primates (NHPs) with long-term, naturally acquired, chronic infection of diverse T. cruzi genetic types. NHPs naturally acquire T. cruzi infection and develop chronic disease comparable to chronic Chagas disease in humans, which the Company believes offers a unique opportunity for de-risking translation to human efficacy versus other experimental infection models. There are no FDA approved treatments for chronic Chagas disease in adults. The Company estimates peak annual sales potential of $1 billion and priority review voucher eligibility, if approved.

Melioidosis

The Company plans to initiate a Phase 2 study with epetraborole in melioidosis, a potentially lethal bacterial infection caused by Burkholderia pseudomallei and a U.S. national security threat, with a goal of significantly reducing the 3-month mortality rate of ~40% observed in an open-label standard-of-care observational trial expected to report out in the second quarter of 2025. If approved for the treatment of melioidosis, the Company plans to seek a priority review voucher and could generate revenue from U.S. and other governmental stockpiling, as well as from use as treatment in disease-endemic countries, including the U.S.

Non-Tuberculous Mycobacteria (NTM) Lung Disease Caused by M. abscessus

Given the extensive Phase 2/3 efficacy data from the EBO-301 study, the Company plans to use non-dilutive funding to help advance epetraborole development for the treatment of NTM lung disease caused by M. abscessus, where there is a high unmet need for oral drugs vs. the current burdensome intravenous regimens. Epetraborole’s oral profile, first-in-class novel mechanism of action (LeuRS), and enabling in vitro and in vivo data, as well as a 256-fold in vitro potency advantage over Mycobacterium avium complex (MAC) in the recent treatment-refractory MAC Phase 3 trial, suggest that epetraborole has the potential to address this high unmet need. There are over 50,000 patients in the U.S., Japan and Europe who could benefit from a novel oral treatment.

Boron Chemistry Pipeline

The Company is pursuing a number of oncology targets where boron chemistry offers a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties and intellectual property. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including a proteasome inhibitor (Velcade), CPSF3 (AN2-502998 and acoziborole), and LeuRS (epetraborole, GSK656/AN10070 and tavaborole). The Company has discovered preclinical compounds with profiles that are sub-nanomolar, highly selective and have excellent oral pharmacokinetics. AN2 anticipates advancing the first oncology compound(s) into development later this year with potential clinical proof of concept within the Company’s current cash runway.

Global Health

The Company will continue its efforts to tackle global health disease through non-dilutive funding, including tuberculosis and malaria, currently being funded by the Gates Foundation.

Selected First Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2025 were $7.7 million, compared to $14.7 million for the same period during 2024 due to decreased clinical trial expenses, personnel-related expenses, consulting and outside services and other costs, primarily related to termination of the EBO-301 clinical study and corporate restructuring activities, partially offset by increases in preclinical and research study expenses and chemistry manufacturing and controls expenses.
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General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2025 were $3.8 million, compared to $3.6 million for the same period during 2024 due to increased professional services expenses, partially offset by decreased consulting and outside services and personnel-related expenses.
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Interest Income: Interest income for the first quarter of 2025 was $0.9 million, compared to $1.7 million for the same period in 2024 due to lower cash, cash equivalents and investment balances and lower interest rates in 2025 as compared to 2024.
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Net loss: Net loss for the first quarter of 2025 was $10.6 million, compared to $16.6 million for the same period during 2024.
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Cash Position: The Company had cash, cash equivalents and investments of $78.5 million at March 31, 2025. The Company projects that existing cash and cash equivalents under our current plan will sustain operations into 2028, extending from our previous guidance through 2027.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, melioidosis, and NTM lung disease caused by M. abscessus, along with early-stage programs focused on targets in infectious diseases and oncology. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential and competitive advantage of the Company’s boron chemistry platform; high-impact nature of the Company’s clinical programs; the Company’s approach to capital allocation and the availability of and plans to use non-dilutive funding; expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct and the timing of data and related announcements; the ability of non-human primate models to de-risk translation to human efficacy; market and sales potential; priority review voucher eligibility and registrational pathways; cash runway; continued global health programs; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions and statutory, regulatory and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results, the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued funding by the National Institute of Allergy and Infectious Disease (NIAID) of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$7,690	$14,655
General and administrative	3,847	3,641
Total operating expenses	11,537	18,296
Loss from operations	(11,537)	(18,296)
Interest income	888	1,678
Other income	—	1
Net loss	(10,649)	(16,617)
Net loss per share attributable to common stockholders, basic and diluted	$(0.35)	$(0.56)
Weighted-average number of shares used in computing net loss per share, basic and diluted	30,053,659	29,763,278
Other comprehensive loss:
Unrealized gain (loss) on investments	17	(222)
Comprehensive loss	$(10,632)	$(16,839)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$19,985	$21,351
Short-term investments	47,075	62,267
Prepaid expenses and other current assets	2,499	2,644
Long-term investments	11,480	5,021
Other assets, long-term	304	804
Total assets	$81,343	$92,087

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,073	$3,317
Other current liabilities	4,941	6,921
Total liabilities	8,014	10,238
Stockholders’ equity	73,329	81,849
Total liabilities and stockholders’ equity	$81,343	$92,087